EXHIBIT 10.5

                                   (REDACTED)

      [ * ] = Confidential materials omitted and filed separately with the
                       Securities and Exchange Commission.












13 July 99                                                                Page 1

                     RESEARCH, LICENSE AND OPTION AGREEMENT


         THIS AGREEMENT is entered into as of the 23rd day of October, 1998 (the "Effective Date"), and has been amended and restated as of the 14th day of July, 1999 (the "Amendment Date"), by and between The Salk Institute for Biological Studies, a nonprofit public benefit corporation organized under the laws of the State of California ("Salk"), and Agritope, Inc., a Delaware corporation ("Agritope").

         A. Salk has developed, and intends further to develop, and owns all right, title and interest in and to a Collection defined herein.

         B. Agritope is experienced in the management of large scale research programs and in genetic studies and techniques likely to be useful in the screening and analysis of the Collection. Agritope believes that useful information may be derived from the Collection, which may aid in the discovery or development of commercializable products, and desires to help support and to participate with Salk in a research program for that purpose.

         C. Salk desires Agritope's support and participation in such a research program, and is willing to grant Agritope certain licenses and options to obtain licenses to Salk rights in connection therewith and with the potential commercialization of such products.

         D. Salk and Agritope desire to clarify their relationship and to update this Agreement as of the Amendment Date, in consideration of their mutual agreements reflected herein.

         NOW, THEREFORE, the parties hereby agree as follows:

1.       DEFINITIONS.

         1.1 "ACTIVATION TAGGING" shall mean a gene identification strategy [ * ] and subsequently applied to whole plants in the Salk Institute Plant Biology Laboratory, and as more fully described in the additional references in Schedule 1.1 to this Agreement, in which ubiquitously and highly active transcriptional enhancers or other activators are inserted at random sites of the genome using transferred DNA (T-DNA) of AGROBACTERIUM TUMEFACIENS, and similar strategies and techniques in ARABIDOPSIS plants, irrespective of the particular vectors, markers, enhancers or activators used.

         1.2 "AFFILIATE" of Agritope shall mean any entity that, directly or indirectly, owns and controls the voting of at least 50% of the voting capital shares of Agritope (a "Parent" entity) or of any Parent entity in any tier (which are thereby also "Parent" entities and therefore Affiliates hereunder), or at least 50% of the voting capital shares (or equivalent control) of which is, directly or indirectly, owned, and the voting of




[ * ] = Confidential materials omitted and filed separately with the Securities and Exchange Commission.

13 July 99                                                                Page 2
                  which is controlled, by Agritope, its Parent, any other Parent entity, or any other Affiliate of Agritope.

         1.3 "AGRITOPE'S SHARE" shall mean that percentage of the out-of-pocket expenses of Salk incurred in connection with the preparation, filing, prosecution up to and through appeal from a final rejection by a patent examiner, and maintenance of the applicable patent applications and patents, including the reasonable fees and expenses of attorneys and patent agents, filing fees and maintenance fees, and the filing of applications under the Patent Cooperation Treaty, but excluding costs associated with any patent infringement actions; provided, however that such out-of-pocket expenses shall not include:

                  (a) any extension fees paid or payable following the fifth anniversary of the Effective Date;

                  (b) more than $15,000 total in post-filing prosecution costs associated with an application, including continuations from an initial parent application without Agritope's agreement in advance that such expenses are desirable and necessary business expenses; or

                  (c) fees in connection with any interference proceedings in any patent office or in a court of law, without Agritope's agreement in advance that such expenses are desirable and necessary business expenses.

                  Agritope's Share shall be 100% as to patent applications and patents that are Salk Program Patents. Agritope's Share shall be 100% as to patent applications and patents that are Listed Salk Background Patents that are not licensed by Salk to any third party. Agritope's Share shall be a prorata percentage, shared fairly with the other Salk licensees, as to patent applications and patents that are Listed Salk Background Patents that are licensed by Salk to any third party. Where Salk is required to file continuations-in-part or divisional patent applications: (i) each such continuation-in-part and divisional application shall be treated as a separate application for purposes of this definition of Agritope's Share, and for purposes of clause (b) above, the total post-filing prosecution costs associated with the parent application will be added to such costs for the continuation-in-part or divisional application based thereon which has the highest post-filing prosecution costs of all continuations-in-part and divisional applications associated with that parent application; and (ii) each such continuation-in-part and divisional application shall be treated as a separate application for purposes of determining which applications will remain among the Listed Salk Background Patents under Section 1.20 or among the Salk Program Patents under Section 1.21, pursuant to Agritope's rights described in those sections.



13 July 99                                                                Page 3

         1.4 "COLLECTION" shall mean: (i) the collection of ARABIDOPSIS plants, and associated germplasm, seeds, and/or gene constructs that are direct derivatives from the original Collection, and (ii) any other collection of plants, and associated germplasm, seeds, and/or gene constructs developed or to be developed in the laboratory of Salk's Program Coordinator through the generation of a large number of T1 lines (where [ * ] such lines is understood to be a large number for this purpose) are generated using Activation Tagging or any other transgenic insertional technique(s), [ * ].

         1.5 "CONFIDENTIAL TECHNOLOGY" shall mean all technology and related information that is, at the relevant time hereunder, required to be protected as confidential pursuant to Section 8 hereof.

         1.6 "DEVELOPMENT COSTS" shall mean the sum of all direct and indirect costs incurred by Agritope (whether or not separately funded in whole or part by third parties) from the beginning of the Research Program and any preparatory stages in establishing, funding, planning, and managing the Research Program, in creating and obtaining rights in and to any Licensed Product or the use or marketing thereof, and in seeking certification (regulatory and otherwise) for Licensed Products. Without limiting the generality of the foregoing, the Development Costs will include: (i) all sums paid or payable by Agritope to Salk in connection with or in support of the Research Program (other than Royalties hereunder) including the option and license fees hereunder; (ii) all patent filing, prosecution and maintenance costs associated with Salk Program Patents, Salk Background Patents, and/or any Agritope or other patents directed to or covering any Licensed Products; (iii) Agritope's fully-burdened costs of internal or other third-party research and development and field trials, market analyses, test marketing, and other tests or trials of Licensed Products; and (iv) any and all milestones and licensee fees payable to any third party to the extent required to obtain rights to make, use, sell, offer for sale, or import/export any Licensed Product. Development Costs shall be derived from Agritope's financial statements which shall be prepared in accordance with generally accepted accounting principles in the U.S. ("US GAAP") and with Agritope's customary accounting policies and practices for its programs and products.

         1.7 "EXCLUSIVITY PERIOD" shall mean that period during the License Period that is determined on a country by country basis for each Licensed Product and that extends from the Effective Date until there are no longer any Salk Program Patents in that country applicable to the making, using, selling, offering for sale developing or importing/exporting of the relevant Licensed Product, or, if later, until all of Salk's Confidential Technology relevant to the applicable Licensed Product or its development has been disclosed without restriction to the public (but in the case of countries in the European Union where there are no longer any Salk Program Patents based at least in part on technology existing as of the Effective Date, the Exclusivity Period applicable to the relevant Licensed Product will not extend longer in such country than ten years from the first commercial sale thereof in any country in the European Union). Restrictions on passive



[ * ] = Confidential materials omitted and filed separately with the Securities and Exchange Commission.

13 July 99                                                                Page 4
                  marketing (i.e., merely accepting unsolicited orders) of a Licensed Product by Salk in the European Union will not (unless otherwise permitted under applicable law) last more than five years from the first commercial sale thereof in any country in the European Union.

         1.8 "FIELDS OF USE" shall mean any and all plants and processes involving plants, including without limitation whole plants, propagation and production, cultivation, breeding, genetic or other modification, all plant tissues, seeds, and all related articles, activities and processes.

         1.9 "JOINT INVENTIONS" shall mean any inventions or technology that is, under the then prevailing U.S. rules and interpretations, jointly conceived or reduced to practice by or for Salk and Agritope.

         1.10 "LICENSED PATENTS" shall mean the Salk Program Patents and the Salk Background Patents.

         1.11 "LICENSE PERIOD" shall mean, as to each Licensed Product in each county in the world, the period from the Option Exercise through the last to occur of the following (but not after the expiration or termination of this Agreement as provided herein):

                  (a)      the [ * ] of the commercial launch of such Licensed
                           Product;

                  (b) the expiration of the Exclusivity Period applicable to such Licensed Product in such county.

         1.12     "LICENSED PRODUCTS" shall mean:

                  (a) products, processes and technologies the relevant manufacture, use, sale, offer for sale, or import of which would in the applicable jurisdiction, in the absence of the licenses granted under this Agreement, infringe upon a claim of an issued and unexpired Salk Program Patent that (i) as not been held unenforceable, unpatentable or invalid by a decision of a court or governmental body of competent jurisdiction, where such decision is unappealable or unappealed within the time allowed for appeal; (ii) has not been rendered unenforceable through disclaimer or otherwise; and (iii) has not been lost through an interference, reexamination or reissue ("Program Patent Licensed Products"); and




[ * ] = Confidential materials omitted and filed separately with the Securities and Exchange Commission.

13 July 99                                                                Page 5

                  (b) products, processes and technologies not described in clause (a) in this section:

                           (i) that incorporate or use any gene or sequence the function, activity or use of which is first discovered as a direct result of work performed in the Research Program and the relevant manufacture, use, sale, offer for sale, or import of which would in the applicable jurisdiction, in the absence of the licenses granted under this Agreement, infringe upon a claim of an issued and unexpired Salk Background Patent that (A) as not been held unenforceable, unpatentable or invalid by a decision of a court or governmental body of competent jurisdiction, where such decision is unappealable or unappealed within the time allowed for appeal; (B) has not been rendered unenforceable through disclaimer or otherwise; and (C) has not been lost through an interference, reexamination or reissue (referred to herein as the "Background Licensed Products"); or

                           (ii) whether not separately covered by Salk Background Patents or by patents of Agritope or others, the discovery or isolation of which was made from or using physical materials provided to Agritope by Salk as part of the Collection (referred to herein as the "Collection Licensed Products"); or

                           (iii) the conception, discovery, isolation, or development of which by Agritope or its Affiliates or sublicensees was enabled in a material way by the use of any Salk Program Technology or Salk Background Technology, other than Background Licensed Products or Collection Licensed Products (referred to herein as "Derivative Licensed Products").
                           o It is understood that the rights of the parties in and to the use of the previously discovered genes and sequences specifically covered by that certain Option to License and Research Support Agreement dated February 25, 1997, as amended, between Salk and Agritope's predecessor (Epitope, Inc.) and as assigned to Agritope (the "1997 Option and Research Agreement [ * ] Further, it is understood that
                  [ * ].

         1.13 "NET INCOME" shall mean that portion of Agritope's earnings before interest and income tax ("EBIT") derived in the applicable period from engaging in the development, certification (regulatory and otherwise), patenting, manufacture, promotion, marketing and sale of Licensed Product(s). Net Income shall be derived from financial statements prepared in accordance with US GAAP and with Agritope's customary accounting policies and practices for its products.



[ * ] = Confidential materials omitted and filed separately with the Securities and Exchange Commission.

13 July 99                                                                Page 6

         1.14 "NET SALES" shall mean payments received by Agritope to the extent pertaining to net sales of a Program Patent Licensed Product or a Background Licensed Product or a Collection Licensed Product by Agritope. The calculation of Net Sales shall include amounts specifically identifiable to such Licensed Product and amounts allocated to the Licensed Product, it being understood that amounts which are not specifically identifiable to the Licensed Product by virtue of their being identifiable to a group of products that includes the Licensed Product shall be allocated thereto in a consistent and equitable manner which will equitably reflect the contribution of the Licensed Product to such Net Sales. Amounts to be included in the calculation of Net Sales shall be those representing the gross amount received, less:

                  (a) quantity and/or normal and customary cash discounts allowed or taken;

                  (b) credits, free goods, rebates and/or adjustments allowed to or taken by bona fide arms' length purchasers by reason of rejections, returns, retroactive price reductions, or volume purchasing discounts; and

                  (c)      allowances for freight, taxes and insurance.

         1.15 "PROGRAM COORDINATOR(S)" shall mean the individual at Agritope and the individual at Salk that are given the primary responsibility to coordinate and to facilitate the respective parties' activities under the Research Program. Salk's initial Program Coordinator is Detlef Weigel, Ph.D., and Agritope's initial Program Coordinator is D. Ry Meeks-Wagner, Ph.D. The parties may replace their respective Program Coordinators from time to time as the need arises due to departures of personnel or the like, provided that the replacement is reasonably acceptable to the other party. Dr. Weigel and other researchers funded by this program at the Salk are sometimes collectively referred to herein as the "Salk Researchers."

         1.16 "RECOVERY POINT" shall mean a point in time when Agritope has recognized aggregate Net Income equal to the total Development Costs at that time. Where a Recovery Point is reached prior to the end of the Research Program, but subsequent additional Development Costs are incurred during the Research Program in excess of the aggregate Net Income (if any) recognized by Agritope since that Recovery Point, the "Recovery Point" will thenceforward not be considered reached for purposes of
                  Section 5.2, unless and until such aggregate Net Income since the prior Recovery Point exceeds the total additional Development Costs incurred since such prior Recovery Point.

         1.17 "RESEARCH PROGRAM" shall mean the program of work, testing, and other research and development to be conducted by the Salk Researchers in the laboratory of Salk's Program Coordinator and by Agritope or its Affiliates, from and based on the



13 July 99                                                                Page 7

                  Collection. The Research Program is defined and delineated in the Research Plan attached to this Agreement as Exhibit C (the "Research Plan").

         1.18 "ROYALTIES" shall mean the royalties (including Sublicensing Fees and sales-based royalties) payable to Salk pursuant to
                  Section 5 hereof.

         1.19 "SALK BACKGROUND TECHNOLOGY" shall mean, other than the Salk Program Technology, all information, technical or otherwise, including, but not limited to, that comprised in formulae, protein sequences, gene constructs, data, techniques, manuals, instructions, samples, or inventions, development processes, assays, improvements, and specifications, delivered or disclosed by Salk to Agritope prior to the date of this Agreement or hereafter during or with respect to the Research Program that is or may be related to or useful in the Research Program or otherwise for the development or exploitation of any of the Salk Program Technology or any Licensed Product, and all intellectual property rights therein and thereto.

         1.20 "SALK BACKGROUND PATENTS" shall mean, other than the Salk Program Patents, Salk's rights under United States and foreign patents, if any, obtained and in force during the term of this Agreement, and United States and foreign patent applications, in each case covering or disclosing any of the Salk Background Technology supplied to Agritope before, on or after the Effective Date or any inventions that are otherwise related to or useful for the development or exploitation of any of the Salk Background Technology, the Collection, the Salk Program Technology, or any Licensed Product. Salk has identified to Agritope, and Agritope has accepted as such, certain Salk Background Patents, as listed in Exhibit A hereto on a country-by-country basis (the "Listed Salk Background Patents"). Salk may from time to time during the License Period by notice to Agritope propose to add other Salk Background Patents (whether covering additional inventions or as to filings in different countries) to the Listed Salk Background Patents. If Agritope declines to accept any such proposed additional Listed Salk Background Patents within ninety days from such notice by Salk, such proposed Listed Salk Background Patent (on a country-by-country basis), from that time forward, will no longer be a Salk Background Patent hereunder, provided, however, that if Agritope declines to accept such a proposed Listed Salk Background Patent in any country or countries and subsequently Salk on its own account elects to support the patent costs described in Section 1.3 with respect thereto, then Salk shall so inform Agritope and Agritope shall be entitled to another opportunity to accept such proposal to add the same to the Listed Salk Background Patents, which acceptance by Agritope will require that Agritope bear Agritope's Share with respect thereto, effective from the date Agritope first declined such proposal to add the same to the Listed Salk Background Patents. This second opportunity for Agritope to accept a proposal to add a Salk Background Patent shall not apply in cases where another licensee of Salk elects to support fully said patent costs. If Agritope is afforded such a second opportunity to accept a proposal to add a particular Salk Background Patent, and



13 July 99                                                                Page 8

                  Agritope declines to do so as stated above within ninety days after being so afforded such opportunity, then Salk may at its discretion and at its expense continue to prosecute such Salk Background Patent to issuance, it being agreed that if any such patent is issued thereon, such patent shall not be included in the Salk Background Patents under this Agreement, and Salk may use, license or exploit the same free of any obligation to Agritope under this Agreement with respect thereto.

         1.21 "SALK PROGRAM PATENTS" shall mean Salk's rights under United States and foreign patents, if any, obtained and in force during the term of this Agreement, and United States and foreign patent applications, in each case covering or disclosing any aspect or part of the Collection or the development or use thereof or any of Salk's improvements, modifications, alterations, or enhancements to the Collection or with respect to the development or use thereof or to Activation Tagging arising from and as a direct result of work conducted as part of the Research Program, and any inventions that are made or acquired in whole or in part by Salk during and in the course of and as a direct result of the Research Program, including any gene or sequence the function, activity or use of which is first discovered as a direct result of work performed in the Research Program. Agritope may by notice to Salk from time to time decline to accept any Salk Program Patents as such hereunder, either entirely or on a country-by-country basis, from that time forward; provided, however, that if Agritope declines to accept a Salk Program Patent in any country or countries and subsequently Salk on its own account elects to support the patent costs described in Section 1.3 with respect thereto, then Salk shall so inform Agritope and Agritope shall be entitled to another opportunity to accept the same as part of the Salk Program Patents, which acceptance by Agritope will require that Agritope: (i) bear Agritope's Share with respect thereto, effective from the date Agritope first declined to accept the same as part of the Salk Program Patents; and (ii) agree that Agritope's license thereto hereunder in such country or countries shall be nonexclusive, notwithstanding any exclusive grants under Sections 3.3 and 3.4. This second opportunity for Agritope to accept a proposal to add a Salk Program Patent shall not apply in cases where another licensee of Salk elects to support fully said patent costs. If Agritope is afforded such a second opportunity to accept a proposal to add a particular Salk Program Patent, and Agritope declines to do so as stated above within ninety days after being so afforded such opportunity, then Salk may at its discretion and at its expense continue to prosecute such Salk Program Patent to issuance, it being agreed that if any such patent is issued thereon, such patent



13 July 99                                                                Page 9
                  shall not be included in the Salk Program Patents or the Salk Background Patents under this Agreement, and Salk may use, license or exploit the same free of any obligation to Agritope under this Agreement with respect thereto.

         1.22 "SALK PROGRAM TECHNOLOGY" shall mean, as applicable from the context, any and all deliverables, services and contributions from Salk under or arising from and as a direct result of the Research Program, other than the physical materials of the Collection itself, and all related information, technical or otherwise, including, but not limited to, that comprised in formulae, protein sequences, gene constructs, data, techniques, manuals, instructions, samples, or inventions, development processes, assays, improvements, and specifications developed by Salk in the laboratory of Salk's Program Coordinator as a direct result of the Research Program or as a direct result of Salk's other use of the Collection or Salk's exercise for research purposes of any rights under Salk Program Patents or Salk Program Technology (except as to Salk Program Technology that is then licensed nonexclusively as provided in Section 6.3), as described in Sections 3.2, 3.3, or 3.4, and all intellectual property rights therein and thereto.

         1.23 "SUBLICENSING FEES" shall mean the consideration received by Agritope in return for the grant of any sublicense by it of any rights under any of the Licensed Patents or Salk Program Technology, but excluding: [ * ] The calculation of Sublicensing Fees shall include amounts specifically identifiable to the rights sublicensed and amounts allocated to such rights, it being understood that amounts which are not specifically identifiable to the sublicensed rights by virtue of their being identifiable to a group of products or services that includes the sublicensed rights shall be allocated thereto in a consistent and equitable manner which will equitably reflect the contribution of the sublicensed rights to such Sublicensing Fees.

2.       RESEARCH PROGRAM.

         2.1 Salk and Agritope shall cooperatively and in good faith engage in and conduct the Research Program. The conduct of the Research Program shall be coordinated on a regular basis by the parties' Program Coordinators, in consultation with each other. The Program Coordinators will be guided by the Research Plan. Any material changes to the Research Plan will require the written approval of both parties.

         2.2 Following a planning phase (Phase I), the Research Program will be conducted as described in the Research Plan. Phase I will begin at the Effective Date and will extend until Agritope notifies Salk that Agritope elects to proceed with subsequent phases of the Research Program (the "Option Exercise"), or Agritope notifies Salk that the Research



[ * ] = Confidential materials omitted and filed separately with the Securities and Exchange Commission.

13 July 99                                                               Page 10

                  Program will be terminated, or the first anniversary of the Effective Date, whichever occurs first. During Phase I:

                           (a)      the parties will develop the Research Plan;

                           (b) Salk will maintain and preserve its existing Collection and may expand it where it may do so without substantial commitment of resources; and

                           (c) Agritope and the laboratory of Salk's Program Coordinator at Salk will consult and cooperate with each other as requested in the performance of the above tasks.

         2.3 Agritope shall have right to terminate the Research Program at its election at any time by giving Salk at least 180 days prior written notice of such termination. Any payments coming due to Salk pursuant to Section 4.2 or 4.3 prior to the effective date of such termination shall be made when due, notwithstanding that such notice of termination may have been given. Except as provided in Section 7.3, Salk shall have the right to terminate the Research Program if and only if Salk is unable to continue to perform its tasks hereunder due to causes beyond its reasonable control, such as serious damage to or destruction of the laboratory of Salk's Program Coordinator, or the death, disability or resignation of Salk's Program Coordinator. No termination under this section will terminate any licenses granted hereunder to Agritope. Salk's obligations to submit final documentation and communication to Agritope of the results of all Salk Research Program activities through the effective date of the termination, and Salk's obligations to deliver all seed of primary transformants in existence as of such termination, shall survive any such termination.

         2.4 If Agritope fails to make the Option Exercise on or prior to the first anniversary of the Effective Date, Agritope will be deemed to have elected to terminate the Research Program, and this will also effect a termination of this Agreement.

3.       OPTION GRANT; OWNERSHIP AND LICENSES.

         3.1 Except as otherwise explicitly licensed or transferred as provided herein, each party will, as between it and the other party hereto, retain ownership of any and all inventions, copyrights, trade secrets, patent rights and other technology and rights to the extent conceived or developed by its personnel or contractors (other than the other party hereto), and the parties shall co-own all Joint Inventions. Neither party makes any grants by implication, estoppel, or otherwise, except as provided herein.



13 July 99                                                               Page 11

         3.2 Subject to Section 10.2, Salk hereby agrees that with respect to the subject matter of the Research Program, it will work exclusively and solely with Agritope from the Effective Date and throughout the Research Program, other than with respect to Salk's own work with the Collection in the laboratory of Salk's Program Coordinator as described herein in the course of the Research Program, and it will not, without the prior written consent of Agritope: (i) provide the original Collection or the Collection developed or to be developed in the Research Program or any portion thereof or any access thereto to any third party; (ii) contract with any third party to generate or to assist on a substantial and on-going basis with the generation of other Collections; or (iii) make any grants of rights in any Salk Program Patents, or (except as to Salk Program Technology that is then licensed nonexclusively as provided in Section 6.3) in any Salk Program Technology.

         3.3 Subject to Section 10.2, Salk hereby grants to Agritope a worldwide license, with right to sublicense, to use and to exercise the Licensed Patents, the Salk Program Technology and the Salk Background Technology for research purposes during and in support of the Research Program. Such license is sole and exclusive as to the Salk Program Patents and (except as to Salk Program Technology that is then licensed nonexclusively as provided in Section 6.3) the Salk Program Technology, except for Salk's own exercise of such rights for research purposes.

         3.4 Subject to Section 10.2, Salk hereby grants to Agritope a worldwide license, with right to sublicense, under the Licensed Patents, the Salk Program Technology, and the Salk Background Technology to make, have made, use, sell, offer for sale, and import/export any and all Licensed Products during the License Period in the Fields of Use. Except for Salk's own exercise of such rights for research purposes, such license shall be sole and exclusive as to the Salk Program Patents and (except as to Salk Program Technology that is then licensed nonexclusively as provided in Section 6.3) the Salk Program Technology in the relevant nations during the Exclusivity Periods applicable to the relevant Licensed Product, and otherwise shall be nonexclusive.

         3.5 Subject to Section 10.2, Salk hereby grants to Agritope the right of first negotiation to obtain any rights sought to be granted by Salk in or with respect to any research, development, implementation or commercialization of or using any Other Products and Technologies (as defined below). "Other Products and Technologies" shall mean any products, processes or technologies (including without limitation genes and/or gene sequences and knowledge as to gene functions), other than Salk Program Technology and Licensed Products, which are first discovered in the laboratory of Salk's Program Coordinator (whether or not by Salk Researchers) during the period from the Amendment Date through the end of the Research Program in



13 July 99                                                               Page 12
                  whole or in part through the use of any Activation Tagging technology that exists and is available to the parties as of the Amendment Date [ * ] or that is subsequently developed during the Research Period jointly by any of the personnel in the laboratory of Salk's Program Coordinator, on the one hand, and by any of Agritope's or its Affiliates' personnel, on the other. Pursuant to such right of first negotiation, Salk shall notify Agritope in confidence, as provided in Section 8 hereof, of any desire or decision by Salk during the License Term to grant any such rights in or to any Other Products and Technologies, together with such detail about such rights and the relevant Other Products and Technologies as appear to Salk to be appropriate to enable Agritope to evaluate the same, and as may be reasonably requested by Agritope for such purpose. Salk shall negotiate in good faith with Agritope and only with Agritope, for a period of up to [ * ] following such notification in order to reach agreement on Agritope's obtaining such rights. If and to the extent that any Other Products and Technologies would be covered by any of Agritope's rights or preferences under the 1997 Option and Research Agreement, the provisions of this Section 3.5, shall govern over those of the 1997 Option and Research Agreement, to the extent of any inconsistency.

4.  OPTION FEE; RESEARCH PROGRAM FUNDING.

         4.1 Agritope shall pay Salk $10,000 within thirty days following the Effective Date, as a nonrefundable fee for Salk's agreements under Sections 3.2 and 3.3 and for Agritope's option to elect to give the Option Exercise.

         4.2 At such time, after the Option Exercise, as Salk has obtained all the required governmental or other permits or authorizations to begin construction of the greenhouse facilities described in the Research Plan (the "Greenhouse"), Salk shall so notify Agritope. Agritope will, within twenty days thereafter, pay to Salk the sum of $200,000, to be used by Salk toward the costs of the Greenhouse, it being understood that such sum may not entirely cover all such costs. Salk agrees to exert all reasonable efforts to obtain such permits and authorizations within 60 days following the Option Exercise.

         4.3 At such time, after the Option Exercise, as Salk has substantially completed construction of the Greenhouse, Salk shall so notify Agritope. Salk agrees to exert all reasonable efforts to substantially complete such construction within 140 days following the Option Exercise. Beginning on the first day of the first calendar quarter following the substantial completion of the construction of the Greenhouse, Agritope shall pay Salk, on the first day of each calendar quarter during the Research Program, one-fourth of the annual budget for that year of the Research Program (which years will run from the date of substantial completion of the construction of the Greenhouse), as described in Exhibit B hereto, as amended on the Amendment Date (the "Research Program Budget"), and



[ * ] = Confidential materials omitted and filed separately with the Securities and Exchange Commission.

13 July 99                                                               Page 13
                  continuing until the twentieth such quarterly payment is made, or until the entire budgeted amount set forth in the Research Program Budget has been so paid, whichever first occurs; provided, however, that Agritope may withhold any such quarterly payment if Salk falls behind the schedule in the Research Plan for the fulfillment of Salk's tasks (other than for reasons beyond Salk's reasonable ability to control), until Salk brings its performance back into compliance with such schedule.

         4.4 The parties may, by mutual written agreement from time to time, alter the Research Program Budget to reflect and to adjust for changes in the currently-contemplated level, type or timing of Salk activities under the Research Program.

         4.5 Except for the payments described above in this Section 4, each of the parties shall bear all of its own costs and expenses of the conduct of the Research Program and the performance of its tasks thereunder.

5.       COMMERCIALIZATION; ROYALTIES.

         5.1 During the License Term following the successful development and testing of a crop pursuant to the Research Program, Agritope shall commercialize or authorize the commercialization of such crop if and as it deems to be likely to justify its efforts to do so. In recognition of Agritope's support of and participation in the Research Program, Agritope will not be required to achieve, and it makes no express or implied representation or agreement that it will exert any particular level of efforts to achieve, any Royalties or other returns for Salk beyond the fees and payments described in
                  Section 4.

         5.2 Agritope hereby agrees to pay to Salk the following Royalties during the License Period:

                  5.2.1    [ * ] of:

                           (a)      any and all [ * ]; and

                           (b) any other Sublicensing Fees, but only to the extent that such fees are received after the Recovery Point is reached; and

                  5.2.2 With respect to any and all Net Sales derived from
                        Licensed Products:

                        (a) [ * ] of such Net Sales derived from Program Patent Licensed Products; or

                        (b) [ * ] of such Net Sales derived from Background Licensed Products or Collection Licensed Products; and



[ * ] = Confidential materials omitted and filed separately with the Securities and Exchange Commission.

13 July 99                                                               Page 14

                        (c) [ * ] with respect any sales of Derivative Licensed Products.

                  5.2.3 In the calculation of Royalties, only one application of such percentage shall be made to the Net Sales of that Licensed Product, regardless of how many Licensed Patents may be applicable thereto. Where a Licensed Product would meet the criteria described in both of subsections [ * ] of Section 5.2.2, only one such subsection will be applicable to the determination of the Royalties payable hereunder, and it shall be the subsection that would call for the higher Royalty.

         5.3 All Royalties shall be due quarterly within 60 days following the end of each calendar quarter in respect of Sublicensing Fees and Net Sales received in such calendar quarter. Each such payment shall be accompanied by a statement of Sublicensing Fees and Net Sales for the quarter and the calculation of Royalties payable hereunder. All Royalties will bear interest at the rate of 1% per month or the maximum legal rate, whichever is less, from the date due through the date of payment, but this provision shall not be used by Agritope as an excuse for late payment. Agritope shall keep complete, true and accurate records for the purpose of showing the derivation of all Royalties payable to Salk under this Agreement. Salk or its representatives shall have the right to inspect, copy, and audit such records at any time during reasonable business hours upon notice to Agritope. Information gathered during any such inspection or audit shall be held in confidence by Salk, except to the extent any of the exceptions stated in paragraphs (a) - (f) of Section 8.4 apply thereto. Any such audit shall be at the expense of Salk, unless the inspection or audit reveals that, with respect to the period under audit, less than 90% of the Royalties due to Salk hereunder have been paid, in which event Agritope shall pay or reimburse Salk for the reasonable expenses of such inspection or audit, in addition to Salk's other remedies for such underpayment.

         5.4 All monies due hereunder shall be paid in United States Dollars to Salk in San Diego, California, USA. The rate of exchange to be used shall be the average commercial rate of exchange for the 30 days preceding the date of payment for the conversion of local currency to United States Dollars as published by The Wall Street Journal (or if it ceases to be published, a comparable publication to be agreed upon by the parties) or, for those countries for which such average exchange rate is not published by The Wall Street Journal, the exchange rate fixed on the fifth day prior to the date of payment as promulgated by the appropriate United States governmental agency as mutually agreed upon by the parties.

         5.5 All monies payable to Salk as stated herein shall be grossed up, such that Agritope will bear the effect of any required taxes, exchange fees, or withholdings.



[ * ] = Confidential materials omitted and filed separately with the Securities and Exchange Commission.

13 July 99                                                               Page 15

6.       PATENT PROSECUTION AND MAINTENANCE.

         6.1 Except as provided in Section 6.2 and 6.3, Salk shall at all times control the preparation, filing, prosecution and maintenance of any Salk Background Patents and Salk Program Patents. Agritope will reimburse Salk for Agritope's Share of Salk's reasonable expenses incurred after the Effective Date directly in connection with such activities as to the Listed Salk Background Patents and as to the Salk Program Patents; provided, however, that if Salk licenses any Listed Salk Background Patents to any third party subsequently to Agritope's having paid any of Agritope's Share hereunder with respect thereto, Salk shall credit, to any another payment that may be, or that may thereafter become, owing by Agritope to Salk under this or any other agreement, an amount equal to such other licensee(s)' prorata share of the expenses described in Section 1.3, as if Agritope and such other licensee(s) had been licensees of such Listed Salk Background Patent from the first date that such Agritope Share began to accrue hereunder.

         6.2 Throughout the Research Program and thereafter (with respect to Salk Program Technology), the parties' Program Coordinators will consult periodically and as requested with respect to which aspects, if any, of the Salk Program Technology may appropriately be the subject of one or more patent applications. The parties will be guided by the principle, except where either of them demonstrates that such a patent application would be materially harmful to its legitimate interests, that the maximum available patent protection will be sought for the Salk Program Technology.

         6.3 Subject to Section 10.2, if at any time Salk elects not to file a patent application (whether as to all countries, or as to any particular countries) claiming any Salk Program Technology, or if Salk decides to abandon any pending application or issued patent in any country which claims any of Salk Program Patents, it shall provide adequate prior notice to Agritope and give Agritope the opportunity to file, prosecute or maintain such application or patent at Agritope's expense; provided, however, that this section will not apply to any inventions as to which Salk has then already given Agritope at least one notice pursuant to Section 1.20 or 1.21, along with the opportunity under those sections for Agritope to support Salk's prosecution activities as stated in those sections. If none of Salk, a federal agency (pursuant to Section 10.2) or Agritope has applied for a patent in any country or jurisdiction (including without limitation provisional patent applications) with respect to an aspect of the Salk Program Technology (despite having been given the opportunity to do so under this section) prior to a mutual determination by the Program Coordinators pursuant to Section
                  6.2 that no such application would be warranted as to such aspect of the Salk Program Technology, or within nine months after the first disclosure by Salk to Agritope of such aspect



13 July 99                                                               Page 16
                  of the Salk Program Technology (whichever occurs first), then the licenses to Agritope hereunder to that aspect of the Salk Program Technology shall thereafter be nonexclusive, notwithstanding anything herein to the contrary. If Agritope, despite having been given opportunity to file, prosecute and/or maintain (as applicable) any pending application or issued patent in any country which claims any of Salk Program Patents under this section, fails to do so, with the result that such Salk Program Patent terminates or is rejected or denied (in any case beyond any opportunity for further appeal or reconsideration), then the subject matter of such former Salk Program Patent shall thereafter, to that extent and in that country, become part of the Salk Program Technology that is not also a Salk Program Patent, and the licenses to Agritope hereunder to that aspect of the Salk Program Technology in such country shall thereafter be nonexclusive, notwithstanding anything herein to the contrary.

         6.4 Salk shall use its good faith efforts to provide Agritope with an opportunity to review and comment on the text of each patent application with respect to Salk Program Patents before filing, and shall supply Agritope with a copy of such patent application as filed, together with notice of its filing date and serial number. Each party shall cooperate with the other party, execute all lawful papers and instruments and make all rightful oaths and declarations as may be necessary in the preparation, prosecution and maintenance of all applications and patents described in this Section.

7.       TERM AND TERMINATION.

         7.1 The term of this Agreement shall begin on the Effective Date and shall, unless earlier terminated as provided herein, continue until the end of the last remaining License Period. If the term of this Agreement is not so terminated prior to such expiration (whether or not the Research Program is terminated prior to its conclusion pursuant to Section 2.3), any and all then-remaining licenses to Agritope hereunder shall, upon and after such expiration, become nonexclusive, royalty-free, paid-up and irrevocable.

         7.2 Agritope may at its option terminate this Agreement or the License Period at its election upon at least 180 days' written notice to Salk.

         7.3 If either party materially breaches any of the terms, conditions or agreements contained in this Agreement to be kept, observed or performed by it, the other party may terminate this Agreement, at its option and without prejudice to any of its other legal or equitable rights or remedies, by giving the party who committed the breach ninety days' notice in writing, unless the notified party within such 90-day period shall have cured the breach; provided, however, that without prejudice to Salk's other rights or remedies hereunder for a breach by Agritope, Salk's license under Section 3.4



13 July 99                                                               Page 17
                  with respect to a particular crop shall not be terminable for any reason following the satisfactory completion of the development of such crop in the Research Program and the earlier of the commencement of its commercialization, or Agritope's authorization of such commercialization by any third party. Neither party will be considered in breach of this Agreement for purposes of the termination remedy stated herein during any period in which there is a good faith dispute between the parties as to the existence of such breach. If the parties are, despite negotiations at appropriate, high levels of their respective managements over a period of at least ninety days, unable to resolve any good faith dispute between them as to the existence of such breach, such dispute may at the election of either party be resolved in accordance with Section 11.8.

         7.4 Agritope's obligations regarding payment of Royalties accrued as of the date of termination, and the provisions of Sections 8, 10, and 11 hereof shall survive any expiration or termination of this Agreement.

8.       CONFIDENTIALITY.

         8.1 In the course of the Research Program, whether before or after the Effective Date, a party may disclose, or may have disclosed, to the other confidential information belonging to the disclosing party ("Discloser's Technology"), some of which may be exclusively licensed to the receiving party as provided hereunder (the "Exclusively Licensed Technology"). It is understood, however, that the parties do not anticipate that Salk will require, or that it will be provided with, any confidential information of Agritope, and that should this understanding change, the consent of Salk's Program Coordinator will be obtained prior to the disclosure of such Agritope confidential information to Salk.

         8.2 The parties will cooperate reasonably with each other in arranging for publication regarding the Research Program and its results in appropriate scientific journals or monographs, if such publication is desired by either party; provided, however, that:

                  (a) either party may elect that no such publication will be made as to results of the Research Program that were obtained or discovered solely by it and not jointly with the other party; and

                  (b) publication may be delayed if it would, or when it would, lessen either party's ability to seek or obtain patent protection for any invention or improvement.

         8.3 The reasonable cooperation referred to in Section 8.2 shall include, without limitation:



13 July 99                                                               Page 18

                  (a) responding within 30 days after any request by the other party for consent to publication of any manuscript (which request shall be accompanied by a draft or detailed outline of such manuscript) as to whether the same should not be published in whole or in relevant part due to clause (a) above, or as to whether such publication should be delayed for an additional 60 days while patent applications are being filed in situations covered by clause (b) above; and

                  (b) consenting to and reasonably assisting with the distribution of appropriate individual items and specimen materials from the Collection following such a publication, to the extent such items or materials bear directly and specifically on the results that are the principal subjects of such publication.

         8.4 The receiving party will maintain in confidence the Discloser's Technology and will not use it for any purpose except as authorized hereunder. Both parties will maintain in confidence the Exclusively Licensed Technology and will not use it for any purpose except as authorized hereunder. Each party shall safeguard such information against disclosure to non-Affiliated third parties, including without limitation employees and persons working or consulting for such party that do not have an established, current need to know such information for purposes authorized under this Agreement, and each party shall require a similar agreement from its Affiliates that are given any access to such information. This obligation of confidentiality does not apply to restrict use or disclosure by the receiving party of information and material that meet one or more of the following criteria:

                  (a) they were properly in the possession of the receiving party, without any restriction on use or disclosure, prior to receipt from the other party;

                  (b) they are at the time of disclosure hereunder in the public domain by public use, publication, or general knowledge;

                  (c) they become general or public knowledge through no fault of the receiving party following disclosure hereunder;

                  (d) they are properly obtained by the receiving party on a non-confidential basis from a third party not under a confidentiality obligation to the disclosing party hereto;

                  (e) they are independently developed by or on behalf of the receiving party without the assistance of the confidential information of the other party;



13 July 99                                                               Page 19

                  (f) are required to be disclosed by order of any court or governmental authority; provided, however, that the receiving party shall use its best efforts to give the disclosing party prior notice of any such disclosure so as to afford the disclosing party a reasonable opportunity to seek, at the expense of the disclosing party, such protective orders or other relief as may be available in the circumstances.

         8.5 Notwithstanding the foregoing provisions Agritope shall be permitted to disclose:

                  (a) any Salk Confidential Technology to regulatory authorities and to potential licensees or collaborators and other persons performing tests and studies, and as needed or useful for regulatory and/or marketing purposes, which disclosure shall be made so far as reasonably practicable under conditions of confidentiality and limited use; and

                  (b) any Salk Confidential Technology to its patent attorney or agent or any patent authority in any country as shall be reasonably required for filing or prosecuting any patent application with respect to any Licensed Product or any related process.

         8.6 Neither party shall make any public announcement or other publication regarding this Agreement (whether as to the existence or terms hereof) or the Research Program or the results thereof without the prior, written consent of the other party, which consent shall not be unreasonably withheld; provided that the foregoing shall not prohibit any disclosure that is required by any applicable law, regulation, or by any competent governmental authority.

9.       INFRINGEMENT.

         9.1 Each party shall promptly inform the other of any suspected infringement of any of the Licensed Patents or the infringement or misappropriation of Salk Confidential Technology by a third party, to the extent such infringement involves the manufacture, use, or sale of a Licensed Product in any applicable Exclusivity Period ("Covered Infringement"). Each party will also exert reasonable efforts to notify the other party of any suspected infringements of any of the Licensed Patents by a third party that do not involve a Covered Infringement.

         9.2 If a suspected infringement or misappropriation does not involve a Covered Infringement, Salk may take, or refrain from taking, any action it chooses, with or without notice to Agritope, and Agritope shall have no right to take any action with respect to such suspected infringement or misappropriation, nor to any recoveries with respect thereto. Salk will exert reasonable efforts to keep Agritope informed of actions Salk may take as described in the preceding sentence. If the suspected infringement or misappropriation



13 July 99                                                               Page 20
                  involves a Covered Infringement, Salk shall, within 30 days of the first notice referred to in Section 9.1, inform Agritope whether or not Salk intends to institute suit against such third party with respect to a Covered Infringement. Agritope will not take any steps toward instituting suit against any third party involving a Covered Infringement until Salk has informed Agritope of its intention pursuant to the previous sentence.

         9.3 If Salk notifies Agritope that it intends to institute suit against a third party with respect to a Covered Infringement, and Agritope does not agree to join in such suit as provided in Section 9.4, Salk may bring such suit on its own and shall in such event bear all costs of, and shall exercise all control over, such suit. Salk may, at its expense, cause Agritope to be joined in the suit as a plaintiff. Recoveries, if any, whether by judgment, award, decree or settlement, shall belong solely to Salk.

         9.4 If Salk notifies Agritope that it desires to institute suit against such third party with respect to a Covered Infringement, and Agritope notifies Salk within 30 days after receipt of such notice that Agritope desires to institute suit jointly, the suit shall be brought jointly in the names of both parties and all costs thereof shall be borne equally. Recoveries, if any, whether by judgment, award, decree or settlement, shall, after the reimbursement of each of Salk and Agritope for its share of the joint costs in such action, be shared between Salk and Agritope as the interests of the parties were affected by the infringement.

         9.5 If, as the parties expect, Salk notifies Agritope that it does not intend to institute suit against such third party with respect to a Covered Infringement (or fails to give any notice in this respect or to actually bring a suit against the third party), Agritope may institute suit on its own. Agritope shall bear all costs of, and shall exercise all control over, such suit. Recoveries, if any, whether by judgment, award, decree or settlement, shall belong solely to Agritope; provided, however, that any amounts recovered in excess of expenses shall be subject to the payment of royalties under Section 5.2.2.

         9.6 Should either Salk or Agritope commence a suit under the provisions of this Section 9 and thereafter elect to abandon the same, it shall give timely notice to the other party, who may, if it so desires, be joined as a plaintiff in the suit (or continue as such if it is already one) and continue prosecution of such suit, provided, however, that the sharing of expenses and any recovery of such suit shall be as equitably agreed upon between Salk and Agritope.

10.      REPRESENTATIONS, WARRANTIES AND INDEMNITIES.

         10.1 Salk warrants that it has not received written notice of any pending or threatened claim of infringement relating to the



13 July 99                                                               Page 21

                  Collection, the Licensed Patents, the Salk Program Technology, or the Salk Background Technology, and that it shall immediately inform Agritope should any such notice be received at any time by Salk. Nothing in this Agreement is or shall be construed as a warranty or representation by Salk as to the validity or scope of any Licensed Patent, or that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents, copyrights and other rights of third parties, or as an obligation to bring or prosecute actions or suits against third parties for infringement, except to the extent and in the circumstances described in Section 9.

         10.2 Salk has informed Agritope, and Agritope acknowledges, that the laboratories of Salk's Program Coordinator have received, and expect to continue to receive, certain supports and grants from one or more U.S. federal governmental agencies. To the extent any of the Salk Background Technology, Salk Program Technology, or Salk Program Patents has been, or later is, conceived or first reduced to practice in the performance of work under any such governmental funding, the U.S. Government may have certain rights with respect thereto. This Agreement and the grants hereunder are explicitly made subject to the U.S. Government's rights under any agreement whereby such governmental funding was provided to Salk, and any applicable law or regulation, including P.L. 96-517, as amended by P.L. 98-620. To the extent permitted by such governmental funding agreements, laws and regulations, Salk shall promptly elect to retain title to any subject inventions that may be applicable to this Agreement.

         10.3 Each party represents and warrants to the other that it has obtained, and will at all times during the term of this Agreement hold and comply with, all licenses, permits and authorizations necessary to perform this Agreement, as now or hereafter required under any applicable statutes, laws, ordinances, rules and regulations of the United States and any applicable foreign, state, and local governments and governmental entities.

         10.4 Salk hereby waives all claims against, and shall defend and indemnify Agritope and its Affiliates, personnel, and sublicensees against any and all liability, loss, damage, costs, legal costs (including without limitation reasonable attorneys' fees) which may arise from the injury or death of an employee or agent of Salk engaged in conducting the research contemplated by or performed under this Agreement, working in the facility in which such research is conducted, or damage to or loss of the property of Salk, caused by the negligence or willful misconduct of Salk in conducting such research. With respect to any matter for which Salk has indemnified Agritope hereunder, Salk shall be afforded the right to control the defense of all actions, to enter into all settlements, judgments or other arrangements in respect



13 July 99                                                               Page 22
                  thereof. Agritope agrees to notify Salk promptly after it becomes aware of any claim, action or proceeding by a third party and to co-operate with Salk, at Salk's expense, in any defense or prosecution thereof.

         10.5 Except to the extent of the limited waiver and indemnity by Salk set forth in Section 10.4: (i) Salk shall not be liable for any direct, consequential, or other damages suffered by Agritope, any licensee, or otherwise resulting from the use of the research or any invention or product under this Agreement; and (ii) Agritope shall be liable for and shall defend and indemnify Salk against any and all liability, loss, claim, damage, costs, legal costs (including without limitation reasonable attorneys' fees) in respect of any injury or damage caused by Agritope's or its Affiliates', or sublicensees' use or exploitation of the Collection, the Licensed Patents, the Salk Program Technology, the Salk Background Technology, or any Licensed Products. With respect to any matter for which Agritope has indemnified Salk hereunder, Agritope shall be afforded the right to control the defense of all actions, to enter into all settlements, judgments or other arrangements in respect thereof. Salk agrees to notify Agritope promptly after it becomes aware of any claim, action or proceeding by a third party and to co-operate with Agritope, at Agritope's expense, in any defense or prosecution thereof.

         10.6 Before the first commercial sale of a Licensed Product, Agritope agrees to procure and maintain comprehensive product liability insurance against any claims or expenses for which it is obligated to indemnify Salk as provided above. Such insurance shall be in an amount not less than [ * ] per incident and [ * ] annual aggregate.

         10.7 THE FOREGOING WARRANTIES AND INDEMNITIES ARE IN LIEU OF, AND THE PARTIES EACH DISCLAIM, ALL OTHER WARRANTIES, EXPRESS, IMPLIED OR ARISING BY LAW, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. EXCEPT AS EXPLICITLY STATED HEREIN, NEITHER PARTY WILL BE LIABLE FOR ANY CONSEQUENTIAL OR INCIDENTAL DAMAGES.

11.      MISCELLANEOUS.

         11.1 With the exception of the 1997 Option and Research Agreement (which agreement shall remain in full force and effect in accordance with its terms and shall not be modified or affected by this Agreement or by the conduct of the Research Program, except as described in Section 3.5), this Agreement constitutes the entire agreement and supersedes all prior



[ * ] = Confidential materials omitted and filed separately with the Securities and Exchange Commission.

13 July 99                                                               Page 23
                  agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof.

         11.2 This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

         11.3 All notices, requests or other communication provided for or permitted hereunder shall be given in writing and shall be hand delivered or sent by facsimile, reputable courier or by registered or certified mail, postage prepaid, return receipt requested, to the address set forth on the signature page of this Agreement, or to such other address as either party may inform the other of in writing. Notices will be deemed delivered on the earliest of transmission by facsimile, actual receipt or three days after mailing as set forth herein.

         11.4 Any terms of this Agreement may be amended, modified or waived only in a writing signed by both parties.

         11.5 If any provision of this Agreement shall be held invalid, illegal or unenforceable, such provision shall be enforced to the maximum extent permitted by law and the parties' fundamental intentions hereunder, and the remaining provisions shall not be affected or impaired.

         11.6 Nothing herein contained shall constitute this a joint venture agreement or constitute either party as the partner, principal or agent of the other, this being an Agreement between independent contracting entities. Neither party shall have the authority to bind the other in any respect whatsoever to third parties. Except as provided herein, nothing contained in this Agreement shall be construed as conferring any right on either party to use any name, trade name, trademark or other designation of the other party hereto, unless the express, written permission of such other party has been obtained.

         11.7 This Agreement shall be governed by, and construed and enforced in accordance with, the laws of California without regard to its conflict of laws rules.

         11.8 If the parties fail to reach agreement with respect to a dispute or difference (other than as to a question relating to patent validity), between the parties arising out of or in connection with this Agreement, the dispute or difference will be determined by arbitration in San Francisco, California, in accordance with the Non-Administered Arbitration Rules & Commentary (Amended 1993) of the CPR Institute for Dispute Resolution by an independent and impartial arbitrator, who (unless the parties agree otherwise) shall have had both training and experience as an arbitrator of commercial licensing matters and who shall be, and for at least ten years shall have been, a partner, shareholder or member in a highly



13 July 99                                                               Page 24
                  respected law firm headquartered in the United States. If the parties to this Agreement cannot agree on the arbitrator, then the arbitrator will be selected by the President of the CPR Institute for Dispute Resolution in accordance with the criteria set forth in the preceding sentence. The arbitrator may decide any issue as to whether, or as to the extent to which, any dispute is subject to the arbitration and other dispute resolution provisions in this Agreement. The arbitrator must base the award on the provisions of this Agreement and must render the award in a writing which must include an explanation of the reasons for such award. Any arbitration pursuant to this section will be governed by the substantive laws of California applicable to contracts made and to be performed in that state, without regard to conflicts of law rules, and by the arbitration law of the Federal Arbitration Act (9 U.S.C. ss.1 et seq.). Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The statute of limitations of California applicable to the commencement of a lawsuit will apply to the commencement of an arbitration under this Section. All fees, costs and expenses of the arbitrators, and all other costs and expenses of the arbitration, will be shared equally by the parties to this Agreement unless such parties agree otherwise or unless the arbitrator in the award assesses such costs and expenses against one of such parties or allocates such costs and expenses other than equally between such parties. Each party to this Agreement acknowledges receipt of a copy of the Non-Administered Arbitration Rules & Commentary (Amended 1993) of the CPR Institute for Dispute Resolution. Notwithstanding the foregoing, either party may, on good cause shown, seek a temporary restraining order and/or a preliminary injunction from a court of competent jurisdiction, to be effective pending the institution of the arbitration process and the deliberation and award of the arbitrator.

         IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute this Agreement as of the date first written above.

THE SALK INSTITUTE FOR                 AGRITOPE, INC.
BIOLOGICAL STUDIES


By:   /s/Thomas E. Jurgensen           By:    /s/Adolph J. Ferrov
      Name: Thomas E. Jurgensen               Adolph J. Ferro
       Title: Vice President IPTT             President


Address:                               Address:
         10010 North Torrey Pines                16160 SW Upper Boones Ferry Rd.
         La Jolla, CA  92037                     Portland, OR  97224-7744
Fax:      619-450-0509                 Fax:         503-670-7703
Attn:  V.P. IPTT                       Attn:        President









13 July 99                                                               Page 25

             Schedule 1.1: Additional Activation Tagging References

[ * ]











[ * ] = Confidential materials omitted and filed separately with the Securities and Exchange Commission.

13 July 99                                                               Page 26

                                    EXHIBIT A



                         LISTED SALK BACKGROUND PATENTS

[ * ]







[ * ] = Confidential materials omitted and filed separately with the Securities and Exchange Commission.

13 July 99                                                               Page 27